www.entremed.com

March 30, 2012

Ken Keyong Ren

11 Jinjiang Dao,

1 Hebin Road

Chengdu, China 61006

Dear Dr. Ren:

It is our pleasure to confirm your employment to you as interim Chief Executive Officer of EntreMed, Inc. (the “Company”) on the terms and conditions set forth below.

We look forward you to joining us as interim Chief Executive Officer and working with you during this interim and defining period for the Company. As you know, the Board of Directors expects to complete its independent search for a permanent President and Chief Executive Officer and we look forward to you being a candidate as part of that search process. Upon completion of the search process and selection of a permanent Chief Executive Officer, we expect to enter into a more detailed employment agreement with the successful candidate.

Duties

During the term of your employment, you will act as, and exercise all of the powers and functions of, the interim Chief Executive Officer. In this position, you will report directly to the Board of Directors and perform such acts and duties as is customary for a senior management person with a similar position in like companies. Among other things, and subject to change at the discretion of the Board of Directors, you will serve as the Company’s key strategist in the execution of the Company’s global drug development strategy, including the initiation of the Company’s next trial. You will also lead the Company’s corporate and business development initiatives, overall research and development strategy, fund-raising, and provide general direction and leadership.

Compensation and Benefits

The Company will pay you a base salary equal to $250,000 on an annualized basis, payable in accordance with the Company’s customary payroll policy for its executives. You will also receive a bonus in the amount of $50,000 upon the first patient enrollment in the Company’s next global clinical trial during the term of this agreement in an oncology indication approved by the Board for this purpose. The Board of Directors or a committee thereof may award additional bonuses to you, if any, in its discretion and as it deems appropriate. You will be entitled to participate in any and all employee benefit plans and arrangements which are generally available to senior executive officers of the Company, including without limitation, group medical, disability and life insurance plans, and the Company’s Directors and Officers (D&O) insurance policy. In addition, you will also be given vacation and other paid time off consistent with senior management pursuant to policies fixed by the Company.

EntreMed, Inc. / 9640 Medical Center Drive / Rockville, MD 20850

Phone 240.864.2600 / 240.864.2601 fax

Stock Options

In connection with your employment, the Company will grant a stock option to you covering 150,000 shares of the Company’s common stock. The exercise price of such option will be equal to the closing price of the Company’s stock at the close of trading on the first day of your employment.  Such option will have a term of ten (10) years and will vest and become exercisable as follows: (i) 50% on the 6-month anniversary of the first day of your employment; and (ii) the remaining 50% on the 12-month anniversary of the first day of your employment. If you are terminated “without cause,” or you are not selected as the Company’s permanent CEO, the stock option will vest and become exercisable as to 100% of the covered shares. If you are terminated for “cause” or voluntarily end your employment, the unvested portion of your option will be cancelled. The Board of Directors or a committee thereof may determine to award additional equity-based awards to you, if any, in its discretion and as it deems appropriate.

The option will be subject to the other terms and conditions of the Company’s form of non-qualified stock option agreement for senior executives. The Board of Directors or a committee thereof will award future equity-based awards to you, if any, in its discretion.

Term

Your employment will begin on April 2, 2012 and terminate on the earlier of (i) April 2, 2013 or (ii) the date on which the Company hires a permanent President and Chief Executive Officer. In the event the Company terminates your employment without cause, you will receive accrued vacation pay any and all compensation and benefits through April 2, 2013 payable in accordance with the Company’s customary payroll policy for its executives. In the event the Company terminates your employment with cause, you will receive accrued vacation pay and all compensation and benefits payable up to and only through the date of termination.

On behalf of the Board of Directors, we look forward to your joining the Company and helping to lead it in a new strategic direction. Please confirm your acceptance of these terms of employment, by signing and dating this letter in the space indicated below.

Sincerely,

Cynthia W. Hu

On behalf of the Board of Directors

Accepted:

Ken Keyong Ren	Date